FOR IMMEDIATE RELEASE
                                               Contact: Lynda L. Glass
                                                        (717)338-2257



                                ACNB CORPORATION
                         REPORTS SECOND QUARTER EARNINGS


GETTYSBURG, Pa., August 1 --- ACNB Corporation reported net income of $4,352,000 for the first half of 2003, a decrease of 3% compared to $4,494,000 over the same period of 2002. Net income on a per share basis amounted to $.80 for the first six months of 2003 and was $.83 a year ago. Dividends paid to stockholders for the first half of 2003 totaled $2,284,000, or $.42 per share.
     Total assets of ACNB Corporation on June 30, 2003, were $837 million --- a 29% increase in comparison to June 30, 2002. Deposits rose by 18% over the previous year to $639 million. Total loans increased by 4% to $385 million. A 7% rise in equity capital resulted in an aggregate of $70.6 million on June 30, 2003.
     ACNB Corporation is the financial holding company for Adams County National Bank, Gettysburg, PA. Adams County National Bank serves its marketplace via a network of sixteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, operates three retail banking offices in the Newville, Cumberland County, PA, area.

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ACNB #2003-13
August 1, 2003